EXHIBIT 99.1

CytomX Achieves Development Milestone in Strategic Oncology Collaboration with AbbVie for CD71-Targeting Probody Drug Conjugate

SOUTH SAN FRANCISCO, Calif., June 29, 2017 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today announced that the company has advanced CX-2029, a Probody drug conjugate (PDC) targeting CD71 and being developed in collaboration with AbbVie, into GLP toxicology studies, a key step on the path to filing an Investigational New Drug (IND) application in 2018. Upon commencement of the GLP toxicology study, CytomX will receive a $15 million milestone payment from AbbVie as part of the 2016 strategic oncology collaboration between the companies.

“CD71 is highly attractive for delivery of cytotoxic payloads to cancer cells, but its presence on normal cells has precluded the development of antibody drug conjugates using this high-potential target. We have used our Probody platform to design and optimize CX-2029, a CD71-targeting Probody drug conjugate with the potential to safely and effectively treat a wide range of cancers,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. “Rapid progression of the CX-2029 program to this important milestone has been enabled by our close collaboration with AbbVie, and we look forward to advancing this first-in-class molecule into the clinic.”

About CD71 and the CytomX/AbbVie 2016 Strategic Oncology Collaboration

CytomX and AbbVie are co-developing a PDC against CD71, with CytomX leading pre-clinical and early clinical development. CD71 is also known as the transferrin receptor 1 (TfR1), the biological function of which is to internalize iron-complexed transferrin into dividing cells. CD71 is highly and homogeneously expressed on many solid and hematologic tumor types. These properties render CD71 an ideal target for antibody drug conjugate strategies except for the fact that the target is present on most normal cells. CX-2029 has been designed to target CD71 on tumor cells and spare normal cells by localizing the drug candidate’s activity primarily to cancer tissue. AbbVie will lead later development and commercialization with global late-stage development costs shared between the two companies. CytomX received an upfront payment of $30 million and is eligible to receive up to $470 million in development, regulatory and commercial milestones, pending the achievement of pre-determined outcomes. AbbVie will lead global commercial activities with CytomX eligible to receive a profit share in the U.S. and tiered double-digit royalties on net product sales outside of the U.S. CytomX retains an option to co-promote in the U.S.

AbbVie also receives exclusive worldwide rights to develop and commercialize Probody drug conjugates against up to two additional, undisclosed targets. Should

AbbVie ultimately pursue these targets, CytomX is eligible to receive additional milestone and royalty payments per target on any resulting products.

About CytomX Therapeutics

CytomX is a clinical-stage, oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody technology platform. The Company uses its platform to create proprietary cancer immunotherapies against clinically-validated targets, such as PD-L1, and first-in-class cancer therapeutics against difficult-to-drug targets, such as CD166 and CD71. Probody therapeutics are designed to take advantage of unique conditions in the tumor microenvironment to enhance the tumor-targeting features of an antibody and reduce drug activity in healthy tissues. The Company’s lead program, CX-072, a wholly-owned PD-L1-targeting Probody therapeutic, is being evaluated in a Phase 1/2 study as part of PROCLAIM (Probody Clinical Assessment In Man), an international umbrella clinical trial program that provides clinical trial sites with access to the Company’s novel therapies under one central protocol. A Phase 1/2 clinical trial for CX-2009, a first-in-class Probody drug conjugate targeting the highly expressed tumor antigen, CD166, is also in progress under the PROCLAIM umbrella. In addition to its wholly owned programs, CytomX is collaborating with strategic partners, including AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc. BMS expects to advance its first collaboration product candidate, a Probody therapeutic targeting CTLA-4, into clinical studies in early 2018. CytomX, in collaboration with AbbVie, expects to advance the CD71-targeting Probody Drug Conjugate, CX-2029, into clinical studies in 2018. For more information, visit www.cytomx.com or follow us on Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential efficacy of CX-2029, the Company’s ability to develop and advance CX-2029 into and successfully complete clinical trials, and the timing of any future clinical trials of CX-2029. The process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties. Collaborations with partners may not result in products, and milestone payments and royalties may not be received. Applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, collaborations and other risks identified under the heading "Risk Factors" included in the Company’s Annual Report on Form 10-Q filed with the SEC on May 5, 2017. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

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